THE MARCUS CORPORATION REPORTS INCREASED FIRST QUARTER REVENUES AND EARNINGS

Theatre division achieves record operating income; strong quarter for hotels

Milwaukee, Wis., Sept. 19, 2013….. The Marcus Corporation (NYSE: MCS) today reported record revenues and increased earnings for the first quarter ended August 29, 2013.

First Quarter Fiscal 2014 Highlights

•	Total revenues for the first quarter of fiscal 2014 were a record $129,032,000, a 9.4% increase from revenues of $117,939,000 for the first quarter of fiscal 2013.

•	Operating income was $24,347,000 for the first quarter of fiscal 2014, a 19.0% increase from operating income of $20,455,000 for the first quarter of fiscal 2013.

•	Net earnings attributable to The Marcus Corporation were $13,431,000 for the first quarter of fiscal 2014, a 25.8% increase from net earnings attributable to The Marcus Corporation of $10,679,000 for the first quarter of fiscal 2013.

•	Net earnings per diluted common share attributable to The Marcus Corporation were $0.50 for the first quarter of fiscal 2014, a 35.1% increase from net earnings per diluted common share attributable to The Marcus Corporation of $0.37 for the first quarter of fiscal 2013.

“This was an excellent quarter for The Marcus Corporation. Our record first quarter revenues were driven by a strong summer movie slate for Marcus Theatres®, along with a solid contribution from Marcus® Hotels & Resorts. The 26% increase in net earnings made this our best first quarter since before the 2008 recession,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“First quarter operating income for Marcus Theatres increased 27.4%, setting a new first quarter record. Revenues were up 10.8% for the quarter. This strong performance highlights the positive impact a broad slate of hit pictures can have on our results,” said Marcus.

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“The five top-performing films for Marcus Theatres for the first quarter were Despicable Me 2 (3D), Monsters University (3D), Man of Steel (3D), The Heat and World War Z (3D),” said Rolando B. Rodriguez, president and chief executive officer of Marcus Theatres.

“While September is historically the weakest month of the year for movie theatres, the month has started stronger than last year and there are several promising films in the upcoming line-up. Potential hits this fall include Cloudy with a Chance of Meatballs 2 (3D), Gravity (3D), Captain Phillips and The Counselor,” said Rodriguez. “The traditionally strong holiday season kicks off in November with Ender’s Game, Thor: The Dark World (3D) and The Wolf of Wall Street. Our second quarter concludes with the opening of The Hunger Games: Catching Fire, the second installment of The Hunger Games series.”

“During the first quarter, we opened our fifth Take Five Lounge, which also serves Zaffiro’s pizza, at our remodeled Point Cinema in Madison, Wis. This was followed by the introduction of the Majestic Cinema of Omaha in Omaha, Neb. earlier this week. The former 20 Grand Cinema was renamed following an extensive renovation that included the addition of our sixth Take Five Lounge, a Zaffiro’s Express and premium seating in all auditoriums. The initial guest response to these new features has been outstanding,” said Rodriguez. “In addition, construction is continuing on our 15th premium large format UltraScreen® at the Gurnee Cinema in Gurnee, Ill. The new auditorium, featuring a 70-foot-wide screen and the latest immersive sound technology, is scheduled to open in November.”

He noted that the company recently launched its new Theatre Entertainment Network, offering weekday alternate programming at 29 theatres across the chain. The special programming includes classic movies, live performances, comedy shows and children’s performances. “This type of programming is much more impactful when presented on the big screen and provides opportunities to expand our audience base beyond traditional moviegoers,” Rodriguez said.

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Marcus® Hotels & Resorts

“Marcus Hotels & Resorts reported a 7.9% increase in revenues and a 6.5% increase in operating income for the first quarter. Revenue per available room (RevPAR) for comparable company-owned hotels increased 4.5% in the first quarter, driven primarily by an increase in the average daily rate, along with higher occupancy during the busy summer season,” said Marcus.

“We recently opened our second Miller Time Pub & Grill restaurant as part of the multi-million-dollar renovation of The Cornhusker, A Marriott Hotel, in Lincoln, Neb. The concept, which was initially developed at the Hilton Milwaukee in Milwaukee, Wis., has a comfortable, relaxing atmosphere with a focus on pairing great beer with great food. The new restaurant has been well received by guests and we look forward to being a fixture on the Lincoln dining scene,” said Kirk A. Rose, president of Marcus Hotels & Resorts.

“The new Miller Time Pub & Grill is the first of many new features and amenities planned for The Cornhusker, which is the only full-service hotel in downtown Lincoln. The extensive renovation of this landmark property is well underway, with about half of the hotel’s 297 guest rooms now completed,” said Rose.

“We are continuing to pursue opportunities to further expand our portfolio, with a focus on management contracts that in some cases may include small equity investments,” added Rose.

Balance Sheet

“We repurchased 48,000 shares of our common stock during the first quarter and reinstituted our quarterly dividend after prepaying our third and fourth quarter dividends last December. We ended the quarter with a debt-to-total capitalization ratio of 42%. In August, we issued $50 million of 4.02% senior notes maturing in 2025. With our strong financial position and defined growth strategies, we have the pieces in place to continue to grow our two businesses, while also returning capital to our shareholders,” said Douglas A. Neis, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, September 19, 2013, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s website: www.marcuscorp.com, or by dialing 1-857-244-7305 and entering the passcode 10416995. Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, September 26, 2013, by dialing 1-888-286-8010 and entering the passcode 85059229. The Webcast of the conference call will be archived on the company’s website until its next earnings release.

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About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 685 screens at 55 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 20 hotels, resorts and other properties in 11 states. For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	August 29,	May 30,
	2013	2013
Assets:

Cash and cash equivalents	$19,105	$18,053
Accounts and notes receivable	11,712	8,568
Refundable income taxes	-	255
Deferred income taxes	2,895	2,877
Other current assets	6,717	6,384
Property and equipment, net	623,305	625,757
Other assets	85,564	84,802

Total Assets	$749,298	$746,696

Liabilities and Shareholders' Equity:
Accounts and notes payable	$19,636	$25,330
Income taxes	8,223	-
Taxes other than income taxes	13,638	14,000
Other current liabilities	35,262	36,123
Current portion of capital lease obligation	4,636	4,562
Current maturities of long-term debt	32,084	11,193
Capital lease obligation	27,076	28,241
Long-term debt	202,801	231,580
Deferred income taxes	43,330	43,516
Deferred compensation and other	36,003	35,455
Equity	326,609	316,696

Total Liabilities and Shareholders' Equity	$749,298	$746,696

THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended
	August 29,	August 30,
	2013	2012

Revenues:
Theatre admissions	$42,109	$38,478
Rooms	32,570	29,964
Theatre concessions	23,689	20,979
Food and beverage	15,530	14,769
Other revenues	15,134	13,749
Total revenues	129,032	117,939

Costs and expenses:
Theatre operations	34,623	32,566
Rooms	10,692	9,857
Theatre concessions	6,138	5,557
Food and beverage	11,546	10,729
Advertising and marketing	6,884	6,405
Administrative	12,244	10,762
Depreciation and amortization	8,327	8,313
Rent	2,125	2,113
Property taxes	3,422	3,635
Other operating expenses	8,684	7,547
Total costs and expenses	104,685	97,484

Operating income	24,347	20,455

Other income (expense):
Investment income	3	24
Interest expense	(2,394)	(2,074)
Gain on disposition of property, equipment and other assets	17	22
Equity losses from unconsolidated joint ventures, net	(83)	(40)
	(2,457)	(2,068)

Earnings before income taxes	21,890	18,387
Income taxes	9,044	7,708
Net earnings	12,846	10,679
Net loss attributable to noncontrolling interests	(585)	-
Net earnings attributable to The Marcus Corporation	$13,431	$10,679

Net earnings per common share attributable to
The Marcus Corporation - diluted	$0.50	$0.37

Weighted average shares outstanding - diluted	27,094	28,964

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended August 29, 2013
Revenues	$69,112	$59,810	$110	$129,032
Operating income (loss)	16,913	10,898	(3,464)	24,347
Depreciation and amortization	3,986	4,181	160	8,327

13 Weeks Ended August 30, 2012
Revenues	$62,352	$55,439	$148	$117,939
Operating income (loss)	13,278	10,233	(3,056)	20,455
Depreciation and amortization	4,210	3,976	127	8,313

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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